Exhibit 3.1(B)

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACHAOGEN, INC.

Achaogen, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The name of the Corporation is Achaogen, Inc. The original Certificate of Incorporation of the Corporation, filed under the Corporation’s original name VVII NewCo 2003, Inc., was filed with the Secretary of State of the State of Delaware on November 26, 2002.

II. The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 5, 2013 (the “Certificate of Incorporation”).

III. This amendment of the Certificate of Incorporation was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IV. ARTICLE V, Section 1(m) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(m) “First Closing Conversion Portion” shall mean the number shares of Preferred Stock determined by multiplying the number of shares of each series of Preferred Stock held by such First Closing Non-Participating Investor as of 12:00 a.m. Pacific Daylight Time on May 2, 2013 by the quotient of (x) the result of (A) such investor’s Pro Rata Share minus (B) the aggregate dollar amount of shares either purchased by such First Closing Non-Participating Investor (by itself or through one or more of its Affiliates) in the First Closing or any Supplemental Closing or irrevocably committed to be purchased by such First Closing Non-Participating Investor (by itself or through one or more of its Affiliates) in the Second Closing, divided by (y) such investor’s Pro Rata Share.”

V. ARTICLE V, Section 1(t) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(t) “Pro Rata Share” shall be determined by multiplying $25,000,000.00 by the quotient of (x) the number of shares of Preferred Stock (other than Series D Preferred Stock) held by such holder as of 11:59 p.m. Pacific Daylight Time on May 1, 2013, on an as-converted-to-Common-Stock basis, divided by (y) the aggregate number of shares of Preferred Stock (other than Series D Preferred Stock) held by all stockholders (other than Excluded Holders) as of 11:59 p.m. Pacific Daylight Time on May 1, 2013, on an as-converted-to-Common-Stock basis.”

VI. ARTICLE V, Section 1(v) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(v) “Second Closing Conversion Portion” shall mean the number shares of Preferred Stock determined by multiplying the number of shares of each series of Preferred Stock (other than Series D Preferred Stock) held by such Second Closing Non-Participating Investor as of 11:59 p.m. Pacific Daylight Time on May 1, 2013 by the quotient of (x) the result of (A) such investor’s Pro Rata Share minus (B) the aggregate dollar amount of shares purchased by such Second Closing Non-Participating Investor in the First Closing, any Supplemental Closing and the Second Closing, divided by (y) such investor’s Pro Rata Share.”

VII. ARTICLE V, Section 4(c)(i) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(i) In the event that a holder of Preferred Stock (other than an Excluded Holder) as of 12:00 a.m. Pacific Daylight Time on May 2, 2013 (a “First Closing Obligee”) has not, prior to May 2, 2013, by itself or through one or more of its Affiliates (subject to Section 4(c)(vii) below), purchased in the First Closing or a Supplemental Closing and, by execution of the Series D Purchase Agreement, irrevocably committed to purchase in the Second Closing (taken together with the First Closing and any Supplemental Closings, the “Mandatory Financing”), an aggregate amount in the Mandatory Financing at least equal to such holder’s Pro Rata Share, then the First Closing Conversion Portion of each series of Preferred Stock (other than Series D Preferred Stock) held by such holder (a “First Closing Non-Participating Investor”) shall automatically, and without further action on the part of such holder, be converted into Common Stock at ten (10) times the applicable Conversion Price of such series of Preferred Stock. The amount of principal and interest of any Bridge Note converted by a holder into Series D Preferred Stock at the First Closing shall be deemed to have been purchased by such holder for the purpose of the foregoing calculation. Upon conversion pursuant to this Section 4(c)(i), the shares of Preferred Stock so converted shall be cancelled and not subject to reissuance.”

VIII. ARTICLE V, Section 4(c)(ii) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(ii) In the event that a holder or an Eligible Transferee commits in the Series D Preferred Stock Purchase Agreement to purchase Second Closing Shares in the Second Closing (a “Second Closing Obligee”) but does not, by itself or through one or more of its Affiliates (subject to Section 4(c)(vii) below), purchase at the Second Closing (if such occurs) at least the number of Second Closing Shares set forth opposite such Second Closing Obligee’s name in the column titled “Shares of Series D Preferred Stock Committed to Purchase in Second Closing” on Exhibit A-2 attached to the Series D Purchase Agreement, then (i) the Second Closing Conversion Portion of each series of Preferred Stock (other than Series D Preferred Stock) held by such Second Closing Obligee (a “Second Closing Non-Participating Investor”) shall automatically, and without further action on the part of such holder, be converted into Common Stock at ten (10) times the applicable Conversion Price of such series of Preferred Stock, and (ii) the Series D Conversion Portion of the Series D Preferred Stock held by such Second Closing Non-Participating Investor and originally issued in the First Closing and any Supplemental Closing shall automatically, and without further action on the part of such holder, be converted into Common Stock at ten (10)

times the Conversion Price of the Series D Preferred Stock. Upon conversion pursuant to this Section 4(c)(ii), the shares of Preferred Stock so converted shall be cancelled and not subject to reissuance. Shares of Preferred Stock that are held by a Second Closing Obligee as of 11:59 p.m. Pacific Daylight Time on May 1, 2013, including any shares of Series D Preferred Stock purchased by such Second Closing Obligee in the First Closing or any Supplemental Closing, will remain subject to conversion under this provision through the date of the Second Closing, even if such shares are transferred to another holder prior to the Second Closing, and will be converted on the terms provided in the forgoing sentence as if such shares of Preferred Stock were still held by such Second Closing Obligee.”

IX. ARTICLE V, Section 4(c)(iv) of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(iv) The conversions that may occur pursuant to Sections 4(c)(i) shall be effective as of 12:00 a.m. Pacific Daylight Time on May 2, 2013 and the conversions that may occur pursuant to Section 4(c)(ii) shall be effective immediately following the Second Closing, in each case, whether or not the certificates evidencing such shares are surrendered to the Corporation or its transfer agent, provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversions unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.”

X. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

(Signature Page Follows)

IN WITNESS WHEREOF, Achaogen, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 12th day of April, 2013.

/s/ Kenneth J. Hillan
Kenneth J. Hillan
President & Chief Executive Officer